UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 11, 2005 Date of Report (Date of earliest event reported)

Ecology and Environment, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York (State or other jurisdiction of incorporation or organization)	16-0971022 (IRS Employer Identification Number)

368 Pleasant View Drive Lancaster, New York (Address of principal executive offices)	14086-1397 (Zip code)

(716) 684-8060
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFT 230.425)
        [    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFT 240.14a-12)
        [    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))
        [    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities

(a)   In a special meeting of the Board of Directors held January 11, 2005, the Board voted to exit its domestic laboratory business and discontinue the operations of its Analytical Services Center (ASC) located in Lancaster, New York.  This action was taken in response to deteriorating market conditions and continuing operating losses sustained at the ASC.  It is the intention of the Company to dispose of the assets of the ASC through sale.  Further review of the ASC's assets (building and equipment) will be necessary to determine market values.  The Company will not submit proposals for new work after January 17, 2005 and will seek an orderly phase out or transfer of its existing backlog.  A cessation of operations of the ASC will result in disposal and impairment charges related thereto.

(b)   The major costs expected to be incurred in connection with the cessation of the ASC business are (pre-tax):

Impairment charges -	$2.0 - $2.5 million
Labor costs and termination benefits -	$100,000 - $200,000
Associated disposal costs -	$300,000 - $400,000

(c)    The total amount expected to be incurred in connection with a cessation of the ASC business is $2.4 - $3.1 million pre-tax.

(d)    The estimated charges that will result in future cash expenditures in connection with the cessation of the ASC business are $300,000 - $500,000 pre-tax.

Item 2.06.    Material Impairments

        Item 2.05 is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(c)   Exhibits

        99  -  Press release issued by Ecology and Environment, Inc. on January 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT, INC.
Dated: January 18, 2005	/s/ RONALD L. FRANK

EXECUTIVE VICE PRESIDENT CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL ACCOUNTING OFFICER)